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                      [CITFED BANCORP, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE
October 17, 1997

CITFED BANCORP, INC. DECLARES THREE-FOR-TWO STOCK SPLIT
AND ANNOUNCES SECOND QUARTER CASH DIVIDEND

Dayton, Ohio--CitFed Bancorp, Inc. (NASDAQ/NNM:CTZN) Board of Directors today approved a three-for-two stock split in the form of a stock dividend. CitFed's regular quarterly cash dividend of nine cents per share was also declared on the post-split shares. The Corporation's cash dividend will increase by 50 percent. The announcement was made by Chairman and President Jerry L. Kirby.

         The stock dividend will be paid November 28, 1997 to stockholders of record as of November 14, 1997. The stock dividend will pay one common share of CitFed Bancorp stock for every two shares of common stock held on the record date. Stockholders will receive cash in lieu of fractional shares. The regular quarterly cash dividend will be based on all outstanding common shares including the stock dividend and will be paid on December 1, 1997 to stockholders of record on November 14, 1997.

         "Record earnings performance, improved operating efficiencies and enhancements to product lines generating increased non-interest income, all have contributed to the financial success reported by the Corporation. The Board of Directors has declared this stock dividend in recognition of this performance. Combined with our increased cash dividends, these actions clearly demonstrate our intent to enhance shareholder value," stated Kirby.

         CitFed Bancorp, Inc. plans to announce earnings for the second quarter of fiscal 1997 on October 28.

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CitFed/2

         CitFed Bancorp, Inc. is the holding company of Citizens Federal Bank, F.S.B., the largest financial institution headquartered in Dayton with assets of $3.3 billion. Citizens Federal operates 35 offices in a seven-county area. CitFed Mortgage Corporation of America, the wholly owned subsidiary of Citizens Federal has loan origination offices in Ohio, Indiana, Kentucky, Virginia and North Carolina.
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